Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197184 on Form S-8 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedules of ServiceMaster Global Holdings, Inc.,  (the “Company”) and the effectiveness of Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 2, 2015